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                                                                  Exhibit (B)(4)

                              RHONE-POULENC S.A.
                               (the "Borrower")
                                       *
                                (the "Lender")

                  FRF 1,500,000,000 REVOLVING CREDIT FACILITY


                        SUMMARY OF TERMS AND CONDITIONS



Borrower:                    RHONE-POULENC S.A. ("RP")

Facility Amount:             FRF 1,500,000,000 or its equivalent in any freely
                             available and convertible currency.

Facility Description:        A revolving credit facility ("the Facility") which
                             shall be repaid and redrawn throughout its life.
                             The Facility will be denominated in French Francs and committed in French Francs and may be used in FRF and US Dollars or in any other Convertible
                             Currency  on an as-available basis.

Convertible Currency         means CHF, DEM, GBP, and ESP.

Facility Purpose:            this Facility will be used for general corporate
                             purposes.

Lender:                      *

Final Maturity:              The Facility will be repaid in full five years
                             from the date of signing of the Facility Agreement.

Availability:                Subject to 1 (one) business days' notice for
                             French Francs and 2 (two) business days' notice for other currencies, the Borrower may draw
                             Advances in minimum amounts of FRF 100,000,000 and in integral multiples of FRF 20,000,000 (or equivalents in other currencies) for periods of 1, 2, 3 or 6 months or such other periods of up to 12 months as the Lender may agree ("Advances").

                             Any drawing notice shall be received by the Lender from the Borrower by not later than 10.00 a.m. (Paris time) for French francs and by not later than 10.00 a.m. (London time) for other currencies.

                             No more than 10 Advances shall be outstanding at any one time in a maximum of five currencies.

Cancellation:                Upon 10 business days' written notice the Borrower
                             may cancel without premium or penalty all or part of the undrawn part of the Facility in a minimum amount of FRF 100,000,000 and in integral multiples of FRF 20,000,000.

Prepayment:                  Prepayment of Advances shall be permitted in cases
                             of illegality and increased cost (including the requirement for tax gross-ups).

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* Request for Confidential Treatment filed by Purchaser on August 22, 1997

Interest and Margin:         The Borrower will pay interest at LIBOR for the
                             relevant currency (with the exception of PIBOR in the case of French Francs), plus 0.11% (Margin) p.a.

                             For interest periods greater than 6 months, interests will be paid after the end of every period of 6 months and on the latest day of such interest period.

                             Interest will be payable at the end of each interest period and will be calculated on an actual/360 day basis (except for Advances in GBP which will be calculated on a 365 day basis).

                             Interest rates will be set by reference to Telerate page 3750/3740 (LIBOR) or page 20041 (PIBOR) or, if not available, by Reference Banks.

                             LIBOR or PIBOR, as the case may be, will be replaced by any applicable rate in consequence of the introduction of the EURO currency after 1 January 1999.

Default rate                 If the Borrower fails to pay any sums due by it
                             under the Facility, the Borrower shall, from the date when such sum fell due, pay interest on the unpaid sum up to the date upon which such sum is actually received by the Lender at the rate per annum which is the aggregate of (i) one per cent
                             (1%) and (ii) the rate which would have been applied to the Advances outstanding under the Facility at the time of the default.

Facility Fee:                The Borrower will pay a facility fee in French
                             Francs at a rate p.a. of 0.08% on the total amount
                             (reduced and uncancelled) of the Facility, calculated as of the date of signing on an actual/360 day basis and payable quarterly in arrears.

                             In the event of Cancellation, the facility fee will be calculated at the beginning of each quarter.

Conditions Precedent:        Shall comprise the following:

                             (A)  Constitutional documents of the Borrower;

                             (B)  Copies of all relevant Board resolutions;

                             (C)  Copies of all other consents and
                                  authorisations, together with certification of relevant signing authorities; and

                             (D) Legal Opinion provided by the General Counsel of the Borrower, reasonably satisfactory to the Lender.

Representations and          Representations and warranties to be made in
Warranties:                  respect of the Borrower at signing, and (i), (ii),
                             (iii), (iv), (v), (vi), (vii), (xii) and (xiii) inclusive to be repeated at each Advance date.

                             (i) The Borrower is duly incorporated and validly existing;

                             (ii) The Borrower has power to enter into and perform pursuant to the Facility Agreement and all necessary corporate actions relevant thereto have been taken;

                             (iii) Obligations of the Borrower under the
                                   Facility Agreement will rank pari passu with
                                   other unsecured and unsubordinated
                                   obligations;
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                             (iv)  No encumbrance exists over present or future
                                   assets or revenues, except as expressly
                                   permitted or disclosed to the Lender (see below);

                             (v) Obligations under the Facility are legally valid, binding and enforceable;

                             (vi)  Execution and performance of Facility
                                   Agreement will not be in conflict with or in breach of obligations in other agreements;

                             (vii) All necessary consents, licences, permits,
                                   etc. relevant to the Facility have been
                                   obtained and are in full force and effect;

                             (viii)Accuracy and fairness of (x) 1996 audited
                                   financial statements (the "1996 Consolidated
                                   Financial Statements") and (y) subsequent audited financial statements (the "Annual Consolidated Financial Statements"), to the best of the Borrower's knowledge and belief;

                             (ix) Between the 1996 Consolidated Financial Statements and the date of signing, there has been no adverse change in the financial condition of the Borrower which is material in the context of its operation taken as a whole which could have a material adverse effect on the Borrower's capacity to meet its obligations under the Facility Agreement.

                                   The acquisition of the shares of Rhone-
                                   Poulenc Rorer Inc not currently held by the Borrower in connection with a proposed tender offer to be made by the Borrower shall not be considered by the Lender as a material adverse change in the financial condition of the Borrower;

                             (x) No material litigation or other proceedings at the date of signing which is material in the context of its operation taken as a whole (to the best of the Borrower's knowledge and belief) which could have a material adverse effect on the Borrower's capacity to meet its obligations under the Facility Agreement;

                             (xi)  No stamp, registration or similar tax,
                                   (other than French "Timbres de Dimension") in connection with the execution, delivery, performance or enforcement of the Facility Agreement;

                             (xii) No proceedings pending or threatened for
                                   winding-up, dissolution or similar process;

                            (xiii) No existing Event of Default.

Undertakings:                  (A) Undertakings as to financial information:

                               (i)  Delivery of the Borrower's Annual
                                    Consolidated Financial Statements as soon as available and in any event within 180 days of financial year-end, and, in any event within 60 days after the end of each financial year, delivery of a certificate certifying compliance with the financial covenant referred to in paragraph (B) below.

                                    Delivery of the Borrower's unaudited semi
                                    annual consolidated financial statements as
                                    soon as available and in any event within 90
                                    days of the first half of each of RP's
                                    financial year.
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                             (ii)  Preparation of 1997 audited consolidated
                                   financial statements for Borrower (the "1997
                                   Consolidated Financial Statements") and
                                   Annual Consolidated Financial Statements to reflect any changes that have occurred in accounting practices since the 1996 Consolidated Statements.

                             (iii) Provision of such other information as the
                                   Lender may reasonably request in order to access compliance with Borrower's obligations under the Facility.

                           (B) Undertakings as to financial condition:

                           Ratio of Consolidated Indebtedness to Consolidated Net Worth (as such terms are defined below) not to exceed 1.

                           The Borrower shall ensure that this financial covenant is met as at 31st December of each year throughout the term of the Facility by reference to the Annual Consolidated Financial Statements.

                           (C) Other usual undertakings including:

                           (i) Compliance with all relevant laws, permits, and licences material in the context of the Facility.

                           (ii)   Pari passu status vis-a-vis all the
                                  Borrower' other unsecured and unsubordinated creditors.

                           (iii) To notify the Lender in writing of any Event of Default;

                           (iv) Negative Pledge: The Borrower shall not create or permit to be outstanding any encumbrance in respect of Financial Indebtedness unless the Lender give its consent, except encumbrances:

                                  - In connection with the purchase, maintenance
                                    or improvement of an asset, providing the amount of Financial Indebtedness secured remains confined to such asset or such improvements.

                                  - Created to secure Financial Indebtedness
                                    owing to EIB, CREDIT NATIONAL, FONDS
                                    INDUSTRIEL DE MODERNISATION, FONDS DE
                                    DEVELOPPEMENT ECONOMIQUE ET SOCIAL or any other governmental or EEC controlled financial institution which in its normal lending practice requires such Encumbrance.

                                  - Existing at a time when a corporation is
                                    merged into, consolidated with or acquired by the Borrower and not created in contemplation of such event, provided that such encumbrance remains confined to such asset and improvements and additions thereto and does not secure any Financial Indebtedness not so secured at the time of such event.

                                  - Existing on any asset prior to the
                                    acquisition thereof by the Borrower and not
                                    created in contemplation of such acquisition
                                    provided that such encumbrance remains
                                    confined to such asset and improvements and
                                    additions thereto and does not secure any
                                    Financial Indebtedness not so secured at the
                                    time of such event.
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                                  - Arising out of a refinancing of any
                                    indebtedness secured by encumbrance
                                    permitted above, provided that such
                                    Financial Indebtedness is not increased or secured by any additional assets or revenues.

                                  - Arising after orders of attachment,
                                    distraint or similar legal process arising in connection with court proceedings so long as the claims secured are being contested in good faith.

                                  - Created over assets held in trust by another
                                    person, which assets are to be used by such other person solely for satisfying the Borrower's, scheduled payment obligations in respect of principal and/or interest in respect of any Financial Indebtedness of the Borrower, (the "Borrower's Obligations",) in circumstance where such other person has undertaken responsibility for the discharge of the Borrower's Obligations.

                                  - Over assets or receivables of the Borrower
                                    which encumbrances have been given in
                                    connection with the refinancing of such
                                    assets or receivables and where the risks
                                    (except in relation to any credit
                                    enhancement provided by the Borrower in
                                    respect of such assets or receivables)
                                    relating to non-payment in respect of such assets or receivables are, as a result of such refinancing, not borne by the Borrower.

                                  - Over a deposit made by the Borrower using
                                    the proceeds of a Financial Indebtedness of the Borrower provided that (A) the depositary of such proceeds lends an amount at least equal to the amount of the deposit to a subsidiary of the Borrower and (B) that such loan has a maturity date which is not earlier that the date for repayment of such deposit.

                                  - Not in one of the above categories to secure
                                    Financial Indebtedness as long as the amount of Financial Indebtedness secured thereby does not exceed 7,5% of Consolidated Net Worth.

                             (v) Borrower will pay all transfer, stamp or registration fees or similar taxes or charges which may become payable.

                             (vi)  Borrower will maintain its corporate
                                   existence and its rights to carry on its operations.

Events of Default:           Events of Default shall comprise the following:

                             (A) failure of the Borrower to make any payment on the due date under the terms of the Facility, unless such failure occurs solely for administrative or technical reasons and the default is not remedied within 5 Business Days after the Lender has given a notice to the Borrower.

                             (B) Breach of other obligations which, where capable of remedy in the reasonable opinion of the Lender, remains unremedied for 20 Business Days after notice by the Lender of such default.

                             (C) Any Financial Indebtedness of the Borrower exceeding FRF 150,000,000 (or equivalent) becomes due and payable before its stated maturity by way of a declared default after expiry of any applicable grace period.

                             (D)   Any representation or warranty of the
                                   Borrower is materially incorrect in any
                                   respect when made or repeated.

                             (E) Borrower is subject to an amicable settlement ("reglement amiable") under French law.

                             (F)   Insolvency, bankruptcy, liquidation,
                                   dissolution, etc. of the Borrower except in the case of the liquidation or the dissolution where the terms have been approved by the Lender. This excludes a merger for arm's length consideration within the Borrower's group.

                             (G) A moratorium or restructuring is made or declared in respect of all or any indebtedness of Borrower whereby the assets are submitted to the control of its creditors.

                             (H) Appointment of an administrator, receiver in respect of the Borrower.

                             (I) Borrower is declared insolvent or declares in writing that it is unable to pay its debts as and when they are due.

                             (J) It becomes unlawful for the Borrower to comply with its obligations under the Facility.

                             (K) In the event of a breach of the requirement referred to under Undertaking (B) above, the Lender shall be entitled to declare a Event of Default under the Facility.

                                   If this breach remains unremedied for 90 days after notice by the Lender of such Event of Default, the Lender may (i) declare any undrawn portion of the Facility to be cancelled (and no further notice of drawing may be issued) and/or (ii) any drawn portion of the Facility to become due and payable immediately as a result of such a breach.

Documentation:               French language.

                             Documentation (to be established by the Lender) will also include other customary provisions for a transaction of this type including, inter alia, Changes in circumstances, illegality, market disruption and increased costs.

Taxation:                    All payments of principal, interest and fees will
                             be made free and clear of all present and future taxes, levies, duties or other deductions of any nature whatsoever, levied either now or at any future time.

Key definitions:             Financial Indebtedness shall mean:

                             (i)   Any indebtedness for monies borrowed;

                             (ii) Any indebtedness (actual or contingent) under a guarantee, security, indemnity or other commitment designed to protect any creditor against loss in respect of any financial indebtedness of any third party;

                             (iii) Any indebtedness under any acceptance
                                   credit;

                             (iv) Any indebtedness under any debenture, note, bill of exchange, bonds, commercial paper, certificate of deposit or similar instrument on which either of the Borrower is liable;

                             (v) Any indebtedness for money owing in respect of any interest swap, or currency swap, such indebtedness to be measured on a mark-to-market basis at the relevant time and to include, vis-a-vis any particular counterparty, application of the relevant ISDA netting procedures.

                             (vi) Any payment obligations under any lease entered into for the purpose of obtaining or raising finance.

                             Material Adverse Change shall mean any event on the assets or financial condition of the RP Group taken as a whole having a material adverse effect in the reasonable opinion of the Lender on the ability of the Borrower to perform in a timely manner all or any of its payment obligations under the Facility Agreement.

                             Consolidated Indebtedness shall mean the difference between (i) the sum of Long Term Debt (including Participating Loans), Bank Overdrafts, Current Portion of Long Term Debt and Short Term Borrowings and (ii) the sum of Cash, Short Term Deposits and Marketable Securities as each of the foregoing amounts shall be determined from the items so described in the consolidated balance sheet of RP included in the annual financial statements most recently delivered by RP to the Lender.

                             Consolidated Net Worth shall mean the difference between (i) Total Liabilities and Total Stockholders Equity and (ii) the sum of Total Current Liabilities, Long Term Debt (including Participating Loans), Other Long Term Liabilities and Mandatorily Redeemable Partnership Interest as each of the foregoing amounts shall be determined from the items so described in the consolidated balance sheet of RP and its subsidiaries included in the annual financial statements most recently delivered by RP to the Lender.

Fees and expenses            The Borrower will pay to the Lender all reasonable
                             fees and expenses including legal fees, incurred in connection with the preparation, negotiation and execution of this Facility and with the enforcement of its rights under the Facility
                             Agreement upon presentation of duly documented evidence.

                             Notwithstanding the above, the Borrower shall require the Lender to respect guidelines as to the legal expenses which the Borrower wish to cap after further discussion with Lender.

Governing Law-Jurisdiction   The Facility Agreement will be governed by French
                             law. Any dispute arising from this Agreement shall be submitted to the Courts of Paris.

Validity of Terms and        October 31, 1997.
Conditions:
                             The commitment of the Borrower is subject to the realisation of the acquisition of the shares of Rhone-Poulenc Rorer Inc not currently held by the Borrower and to the set up of a satisfactory documentation.

                             Please signify your acceptance of the terms and conditions set out above by signing and returning a copy of this Summary of Terms and Conditions.



for and on behalf of         Date: August 1, 1997
RHONE-POULENC S.A.


                             /s/ Michel DELRUE
                             -------------
                             Michel DELRUE
                             Directeur des Services Financiers


for and on behalf of         Date: August 1, 1997
*





                             /s/                        /s/
                             --------------             --------------
                             *                          *

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* Request for Confidential Treatment filed by Purchaser on August 22, 1997